Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to Panhandle Oil and Gas Inc. 2010 Restricted Stock Plan and to the incorporation by reference therein of our reports dated December 12, 2019, with respect to the consolidated financial statements of Panhandle Oil and Gas, Inc. and the effectiveness of internal control over financial reporting of Panhandle Oil and Gas, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

August 13, 2020